                           EXHIBIT 11 TO FORM 10-QSB


                        FRONTIER NATURAL GAS CORPORATION

        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)

                                                        QUARTER ENDED
                                                          MARCH 31,
                                                  --------------------------
                                                    1996             1995
                                                  ----------      ----------
Common shares issued and outstanding beginning     5,058,406       2,418,050

Add:    Stock subscriptions/1/                           ---          14,959
        Subscribed stock issued                          ---          90,450
        Cumulative preferred stock conversion            ---           7,500
                                                  ----------      ----------

Total equivalent common shares                     5,058,406       2,530,959
                                                  ==========      ==========

Net loss                                          $(769,226)      $ (388,241)

Less:   Cumulative Preferred Stock dividend           25,788         206,970
                                                  ----------      ----------

Net income (loss) available to common and common
 equivalent shares                                $ (795,014)     $ (595,211)
                                                  ==========      ==========

Net income (loss) per common and common
 equivalent share                                 $    (0.16)         $(0.24)
                                                  ==========      ==========

- - -------------------------
/1/ Common stock equivalents were determined based on the "Treasury Stock Method" as set forth in Accounting Principals Board Opinion No. 15.

  The accompanying notes are an integral part of these financial statements.